Exhibit 5

233 East Redwood Street
Baltimore, Maryland 21202-3332
410.576.4000
www.gfrlaw.com

August 15, 2014

Bay Bancorp, Inc.
2328 West Joppa Road, Suite 325
Lutherville, Maryland 21093

Ladies and Gentlemen:

We have acted as counsel to Bay Bancorp, Inc., a Maryland corporation (the “Corporation”), in connection with its registration of 559,868 shares (the “Shares”) of the Corporation’s common stock, par value $1.00 per share (the “Common Stock”), that may be issued under the Jefferson Bancorp, Inc. 2010 Stock Option Plan (the “Plan”), pursuant to the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed on this date by the Corporation with the Securities and Exchange Commission.  The Plan, which was originally adopted by Jefferson Bancorp, Inc. (“Jefferson”), was assumed by the Corporation in and as part of its merger with Jefferson on April 19, 2013 (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated as of April 8, 2012, as amended (the “Merger Agreement”), and all stock options granted thereunder that were outstanding as of the effective date of the Merger were assumed by the Corporation and converted into the right to purchase shares of the Common Stock, adjusted as provided in the Merger Agreement.

We have examined copies of the following:  (i) the Corporation’s charter documents, consisting of Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (“SDAT”) on April 19, 2013, Articles of Amendment filed with SDAT on September 3, 2013, Articles of Amendment filed with SDAT on October 29, 2013, and a Certificate of Correction filed with SDAT on June 5, 2014; (ii) the Corporation’s Amended and Restated Bylaws, dated as of November 1, 2013; (iii) the Plan; (iv) the Merger Agreement; (v) the minutes of the proceedings of the Corporation’s Board of Directors and stockholders relating to the matters referred to herein; (vi) the minutes of the proceedings of Jefferson’s board of directors and stockholders relating to the matters referred to herein; and (vii) the Registration Statement and Exhibits thereto (the foregoing documents are collectively referred to herein as the “Documents”).

In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent therewith, that all Documents submitted to us as originals are authentic, all Documents submitted to us as certified or photostatic copies conform to the original documents, all signatures on all such Documents are genuine, all public records reviewed or relied upon by us or on our behalf are true and complete, and all statements and information contained in the Documents are true and complete.

Based on the foregoing, and subject to the qualifications set forth herein, it is our opinion that the Shares, when issued to participants under the Plan and upon receipt of the consideration required to be paid therefor, will be duly and validly issued, fully paid and nonassessable.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  The foregoing opinion is limited to the Maryland General Corporation Law, the Maryland Constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion herein concerning any other law.  The foregoing opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinion set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this opinion, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Sincerely yours,

/s/ Gordon Feinblatt LLC